Joint Filing Agreement

This will confirm the agreement among the undersigned that the Schedule 13D Amendment No. 1 filed on or about this date and any amendments thereto is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

Pursuant to and in accordance with the Exchange Act and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing with respect to beneficial ownership by the undersigned of shares of Common Stock, par value $1.00 per share, of Stewart Information Services Corporation, a Delaware corporation, required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: November 16, 2016

DRIEHAUS CAPITAL MANAGEMENT LLC
By:	/s/ Robert H. Gordon
Name:	Robert H. Gordon
Title:	President and Chief Executive Officer

DRIEHAUS MUTUAL FUNDS
By:	/s/ Robert H. Gordon
Name:	Robert H. Gordon
Title:	President